EXHIBIT 99.1

microHelix Retains Investment Banking Firm To Evaluate
Long-Term Growth Opportunities

For Immediate Release

Contact:	Ty Pettit – President & CEO Terry Rixford — Chief Financial Officer (503) 968-1600

RCG Capital Markets Group, Inc. (480) 675-0400

(October 6, 2003) – PORTLAND, Oregon – microHelix, Inc. (NASDAQ: MHLX) announced today that it has retained Christman Peters & Madden (“CPM”) to advise and assist the company in evaluating various options and alternatives for long term growth. Christman Peters & Madden is a New York-based boutique firm which provides financial advisory and other investment banking services to middle market companies in a number of industries, including healthcare.

Ty Pettit, microHelix president and chief executive officer, commented, “microHelix has made significant progress in a number of critical areas during 2003 and we are now focusing on implementing a forward-looking strategy and plan for increasing shareholder value. We are pleased to announce that we have engaged Christman Peters & Madden, an investment banking firm with extensive experience in helping emerging growth companies move to the next level by identifying strategic opportunities that effectively leverage the capabilities and technologies of their clients.”

Geoffrey Madden, partner at Christman Peters & Madden stated “CPM is acquainted with a number of the officers and directors of microHelix through prior work with other clients, and we think highly of senior management at the Company. CPM is delighted to accept this assignment, and we look forward to working with microHelix.”

microHelix, Inc. (NASDAQ: MHLX) is a leading technology development, designer, manufacturer and distributor of customized electronic micro-interconnect systems for the medical (ultrasound, minimally invasive and fully-implantable), commercial and military markets. The Company is also a manufacturer and supplier of medical ultrasound probes to the broader ultrasound market. microHelix’s interconnect systems are designed into devices manufactured by OEM customers and are used in applications like medical ultrasound probes, electrophysiology cardiac mapping catheters, left ventricular assist devices and pain management devices. microHelix has 13 approved U.S. patents and 12 pending patents covering proprietary micro-miniature methods of manufacturing electronic interconnect systems and related technology. microHelix achieved ISO 9001-2000 corporate registration in June 2003.

Statements in this press release including statements by Ty Pettit , other than statements of historical fact are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, company performance and financial results. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are subject to risks and uncertainties that could cause the company’s actual future results to differ materially from the results discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, competition from existing or new products, production delays, lack of market acceptance of the company’s products, general economic conditions, and such other risks and factors as are described from time to time in the company’s Securities and Exchange Commission filings. The forward-looking statements made today speak only as of today and the Company does not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.